Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces with Sadness the Passing of Board Member John Van Heuvelen

Coral Gables, FL (May 23, 2017) — MasTec, Inc. (NYSE: MTZ) today announced with regret that Mr. John Van Heuvelen, an independent member of the Company’s Board of Directors, passed away after a brief illness. Mr. Van Heuvelen was appointed to the Board in 2002 and served as MasTec’s lead independent director of the Board for several years.

Commenting on Mr. Van Heuvelen’ s passing, the Company’s Chairman, Mr. Jorge Mas, stated, “John has been an invaluable member of our Board of Directors since his appointment and we will be forever grateful for his wisdom, wit, wise counsel and dedication to the Company and its shareholders. He will be greatly missed as he was a good friend and a valued colleague to many of us at MasTec. We extend our deepest condolences to John’s family.”

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy and utility infrastructure, such as: wireless, wireline/fiber, satellite communications and customer fulfillment activities; petroleum and natural gas pipeline infrastructure; electrical utility transmission and distribution; power generation; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news on the Presentations/Webcasts page in the Investors section therein.